Exhibit 99.1

ACE Limited 17 Woodbourne Avenue Hamilton HM 08 Bermuda	PO Box HM 1015 Hamilton HM DX Bermuda 441 295-5200 main 441 292-8675 fax www.acelimited.com

FOR IMMEDIATE RELEASE

Investor Contact:	Helen M. Wilson
(441) 299-9283
helen.wilson@ace.bm

Media Contact:	Patrick F. McGovern
(212) 827-4426
patrick.mcgovern@ace-ina.com

ACE LIMITED TO TERMINATE SHAREHOLDER RIGHTS PLAN

HAMILTON, Bermuda – June 9, 2008 – ACE Limited (NYSE: ACE) announced today that it will terminate the ACE Limited shareholder rights plan in conjunction with the Company’s re-domestication to Switzerland. This termination will be accomplished by an amendment accelerating the final expiration date of the plan to the date of the de-registration of the Company in the Cayman Islands. The amendment will become effective after the Company’s shareholders approve the Company’s re-domestication from the Cayman Islands to Switzerland, which is being voted on at the Company’s 2008 Annual General Meeting commencing on July 10, 2008. Assuming those proposals are approved, it is currently contemplated that the de-registration of the Company in the Cayman Islands will occur on or about July 15, 2008. The Company has reserved the right to revoke this termination amendment prior to its implementation. The rights plan previously had been scheduled to expire on June 1, 2009.

The ACE Group of Companies is a global leader in insurance and reinsurance serving a diverse group of clients. Headed by ACE Limited, a component of the Standard & Poor’s 500 stock index, the ACE Group of Companies conducts its business on a worldwide basis with operating subsidiaries in more than 50 countries. Additional information can be found at: www.acelimited.com.

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